Filed pursuant to Rule 424(b)(3)
SEC File No.: 333-127149

PROSPECTUS

$51,000,000

PARAMOUNT ACQUISITION CORP.

8,500,000 units

Paramount Acquisition Corp. is a newly organized Specified Purpose Acquisition CompanyTM, or SPACTM. A "Specified Purpose Acquisition Company" or "SPAC" is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the healthcare industry. We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf) contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our securities. Each unit that we are offering has a price of $6.00 and consists of:

•	one share of our common stock; and

•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination and October 21, 2006, and will expire on October 20, 2009, or earlier upon redemption.

We have granted EarlyBirdCapital, Inc., the representative of the underwriters, a 45-day option to purchase up to 1,275,000 additional units solely to cover over-allotments, if any (over and above the 8,500,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to EarlyBirdCapital, for $100, as additional compensation, an option to purchase up to a total of 425,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in these units have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. The units will be quoted on the OTC Bulletin Board under the symbol PMQCU on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, the common stock and warrants will be quoted on the OTC Bulletin Board under the symbols PMQC and PMQCW, respectively. We cannot assure you that our securities will continue to be quoted on the OTC Bulletin Board.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us
Per unit	$6.00	$0.48	$5.52
Total	$51,000,000	$4,080,000	$46,920,000

(1)	Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.06 per unit ($510,000 in total) payable to EarlyBirdCapital.

Of the net proceeds we receive from this offering, $45,050,000 ($5.30 per unit) will be deposited into a trust account at Lehman Brothers Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm-commitment basis. EarlyBirdCapital, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about October 27, 2005.

EarlyBirdCapital, Inc.

October 21, 2005

"Specified Purpose Acquisition CompanyTM" and "SPACTM" are service marks of EarlyBirdCapital, Inc.

i

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to "we," "us" or "our company" refer to Paramount Acquisition Corp. When we use the term "public stockholders," we mean the holders of the shares of common stock which are being sold as part of the units in this offering, including any of our existing stockholders to the extent that they purchase such shares. Unless we tell you otherwise, the information in this prospectus assumes that the representative of the underwriters will not exercise its over-allotment option. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

We are a blank check company known as a Specified Purpose Acquisition CompanyTM, or SPACTM. We were organized under the laws of the State of Delaware on June 1, 2005. We were formed with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the healthcare industry. To date, our efforts have been limited to organizational activities.

The healthcare industry represents a large and expanding sector of the United States economy. According to the U.S. Department of Health and Human Services (as reported in the December 20, 2004 issue of Modern Healthcare), healthcare expenditures in the United States grew at a compounded annual average of 13% from 1980 through 2005, reaching a projected $1.9 trillion in 2005. The sustained demand for new drugs, medical devices, diagnostic tools, other healthcare products and improved services is being driven by aging populations and advances in technology and therapeutic options. According to the Federal Interagency Forum on Aging-Related Statistics, citing the U.S. Census Bureau, the percentage of the U.S. population over 65 was 12.7% in 2000 and is projected to rise to 20.0% by 2030.

We do not have any specific business combination under consideration, nor have we, nor anyone acting on our behalf, contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction. We have not (nor have any of our agents or affiliates) been approached by any candidates (or representatives of any candidates) with respect to a possible transaction with our company. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate such an acquisition candidate.

Our business combination must be with a target business whose fair market value is at least equal to 80% of our net assets (all of our assets, including the funds held in the trust account, less our liabilities) at the time of such acquisition, although this may entail simultaneous acquisitions of several operating businesses. If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

The target business that we acquire may have a fair market value substantially in excess of 80% of our net assets. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities. Since we have no specific business combination under consideration, we have not entered into any such capital raising arrangement and have no current intention of doing so.

Our principal executive offices are located at 787 7th Avenue, 48th Floor, New York, New York 10019 and our telephone number is (212) 554-4300.

The Offering

Securities offered	8,500,000 units, at $6.00 per unit, each unit consisting of:

•	one share of common stock; and

•	two warrants.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on the 90th day after the date of this prospectus unless EarlyBirdCapital determines that an earlier date is acceptable (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular). In no event will EarlyBirdCapital allow separate trading of the common stock and warrants until (i) we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering and (ii) at least 60 days have passed since the distribution of our units in this offering has been completed. The distribution of the units in this offering will be completed once all the units have been sold, all stabilizing transactions have been completed and all penalty bids have either been reclaimed or withdrawn. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date the units commence trading. The audited balance sheet will reflect our receipt of the proceeds from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, or an amendment thereto, or in a subsequent Form 8-K, information indicating whether EarlyBirdCapital has allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus.

Common stock:

Number outstanding before this offering	2,125,000 shares

Number to be outstanding after this offering	10,625,000 shares

Warrants:

Number outstanding before this offering	0 warrants

Number to be outstanding after this offering	17,000,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

•	the completion of a business combination with a target business, and

•	October 21, 2006.

The warrants will expire at 5:00 p.m., New York City time, on October 20, 2009 or earlier upon redemption.

Redemption	We may redeem the outstanding warrants (including any warrants issued upon exercise of our unit purchase option) with the prior consent of EarlyBirdCapital:

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days' prior written notice of redemption, and

•	if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

If these conditions are satisfied, we may redeem the warrants regardless of the weekly trading volume of our common stock.

The redemption criteria for our warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

In the event we call the warrants for redemption, we have agreed that any warrants purchased by our directors during the three-month period following separate trading of the warrants may be exercisable by them on a cashless basis.

Since we may redeem the warrants only with the prior written consent of EarlyBirdCapital and EarlyBirdCapital may hold warrants subject to redemption, EarlyBirdCapital may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that EarlyBirdCapital will consent to such redemption if it is not in its best interest even if it is in our best interest.

Proposed OTC Bulletin Board symbols for our:

Units	PMQCU

Common stock	PMQC

Warrants	PMQCW

Offering proceeds to be held in trust	$45,050,000 of the proceeds of this offering ($5.30 per unit) will be placed in a trust account at Lehman Brothers Inc. maintained by Continental Stock Transfer & Trust Company, acting as trustee pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of the completion of a business combination and our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. Those expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $1,370,000).

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Limited payments to insiders	There will be no fees or other cash payments paid to our existing stockholders, officers, directors or their affiliates prior to, or for any services they render in order to effectuate, the consummation of a business combination other than:

•	repayment of a $100,000 non-interest bearing loan made by Lindsay A. Rosenwald;

•	payment of $7,500 per month to Paramount BioCapital Asset Management for office space and related services; and

•	reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations.

Stockholders must approve business combination	We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if (i) a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination, and (ii) public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination	Public stockholders voting against a business combination will be entitled to convert their stock into their pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and completed. Our existing stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly. Public stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any warrants they may hold. Investors in this offering that do not subsequently sell, or who receive less than $0.70 collectively for, the warrants included in the units after the commencement of separate trading of the common stock and warrants included in the units, or public stockholders that have purchased common stock in the aftermarket at a price in excess of $5.30 per share, may have a disincentive to exercise their conversion rights because the amount they would receive upon conversion could be less than their original or adjusted purchase price.

Liquidation if no business combination	We will dissolve and promptly distribute only to our public stockholders the amount in our trust account (including any accrued interest) plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). All of our existing stockholders have waived their right to receive distributions (other than with respect to common stock underlying units they purchase in this offering or common stock they purchase in the aftermarket) upon our liquidation prior to a business combination. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust account.

Escrow of existing stockholders' shares	On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), these shares will not be transferable during the escrow period and will not be released from escrow until October 21, 2008.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, our initial security holders' initial equity investment is below that which is required under the guidelines of the North American Securities Administrators' Association, Inc. You should carefully consider these and the other risks set forth in the section entitled "Risk Factors" beginning on page 7 of this prospectus.

Summary Financial Data

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. Since we have not had any significant operations to date, only balance sheet data are presented.

	July 25, 2005
	Actual	As Adjusted
Balance Sheet Data:
Working capital	$81,200	$46,401,200
Total assets	125,000	46,401,200
Total liabilities	101,300	—
Value of common stock which may be converted to cash ($5.30 per share)	—	9,005,495
Stockholders' equity	$23,700	$37,395,705

The "as adjusted" information gives effect to the sale of the units we are offering, including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale and the repayment of the accrued and other liabilities required to be repaid.

The working capital excludes $42,500 of costs related to this offering which were paid through July 25, 2005. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders' equity in the "as adjusted" information.

The working capital and total assets amounts include the $45,050,000 to be held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, the trust account will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 8,500,000 shares sold in this offering, or 1,699,150 shares of common stock, at an initial per-share conversion price of $5.30, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination,

•	divided by the number of shares of common stock sold in the offering.

Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus, before making a decision to invest in our units.

Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to commence operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business in the healthcare industry. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination.

If we are forced to liquidate before a business combination and distribute the trust account, our public stockholders will receive less than $6.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination within the prescribed time frames and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business combination.

If the net proceeds of this offering not being placed in trust is insufficient to allow us to operate for at least the next 24 months, we may be unable to complete a business combination.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. However, we cannot assure you that our estimates will be accurate. We could use a portion of the funds not being placed in trust to pay fees to consultants to assist us with our search for another target business. We could also use a portion of the funds not being placed in trust as a down payment or to fund a "no-shop" provision (a provision in letters of intent designed to keep target businesses from "shopping" around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into such a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a "blank check" company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies, such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances than we would if we were subject to such rule.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

Since August 2003, based upon publicly-available information, approximately 35 similarly structured blank check companies have completed initial public offerings in the United States. Of these companies, only two companies have consummated a business combination, while six other companies have announced that they have entered into definitive agreements for business combinations, but have not consummated such business combinations. Accordingly, there are approximately 33 blank check companies with more than $1.57 billion in trust accounts that are seeking to implement a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings, and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While some of those companies must complete a business combination in specific industries, a number of them may consummate a business combination in any industry they choose. Therefore, we may be subject to competition from these and other companies seeking to consummate a business plan similar to ours. Because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $5.30 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors and service providers we engage and prospective target businesses we negotiate with, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the trust account. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public stockholders. We cannot assure you that the per-share distribution from the trust fund will not be less than $5.30, plus interest, due to such claims. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, Lindsay A. Rosenwald, our chairman of the board, has agreed that he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that he will be able to satisfy those obligations. Furthermore, even after our liquidation (including the distribution of the funds then held in the trust account), under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Since we have not yet selected any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the business' operations.

Because we have not yet identified a prospective target business, investors in this offering have no current basis to evaluate the possible merits or risks of the target business' operations. Subject to the limitations that a target business be in the healthcare industry and have a fair market value of at least 80% of our net assets at the time of the acquisition, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. To the extent we complete a business combination with a financially unstable company or an entity still in its developmental stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if such an opportunity was available, in a target business.

If we effect a business combination with a company located outside of the United States, we would be subject to a variety of additional risks that may negatively impact our operations.

We may effect a business combination with a company located outside of the United States. If we did, we would be subject to any special considerations or risks associated with companies operating in the target business' home jurisdiction, including, but not limited to, any of the following:

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	longer payment cycles;

•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•	currency fluctuations;

•	challenges in collecting accounts receivable;

•	cultural and language differences; and

•	employment regulations.

We cannot assure you that we would be able to adequately address these additional risks. If we were unable to do so, our operations might suffer.

If we effect a business combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

If we effect a business combination with a company located outside of the United States, the laws applicable to such company will likely govern almost all of our material agreements relating to its operations. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available outside of the new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Additionally, it is likely that substantially all of our assets would be located outside of the United States and some of our officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 40,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters' over-allotment option), there will be 11,100,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the unit purchase option granted to EarlyBirdCapital, the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitment as of the date of this offering, we are likely to issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of most or all of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if certain covenants that require the maintenance of certain financial ratios or reserves are breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

Our ability to successfully effect a business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination.

Our ability to successfully locate and effect a business combination is dependent upon the efforts of our key personnel. The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel, including Lindsay A. Rosenwald, J. Jay Lobell, Keith Maher and Michael Weiser, may remain associated with the target business in senior management or advisory positions following a business combination, it is likely that some or all of the management of the target business will remain in place. Moreover, our key personnel will be able to remain with the company after the consummation of a business combination only if they are able to negotiate employment or consulting agreements in connection with the business combination, the terms of which would be determined at such time between the respective parties. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, the ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. While we intend to closely scrutinize any individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could require us to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers and directors will allocate a portion of their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. We do not intend to have any full-time employees prior to the consummation of a business combination. All of our executive officers are also engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If our executive officers' other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor.

One of our directors is now, and our other officers, directors and their affiliates may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Isaac Kier, one of our directors, has contractual and fiduciary obligations that require him to present appropriate business opportunities to other entities prior to presenting them to us for our consideration. Mr. Kier has pre-existing contractual and fiduciary obligations to Tremisis Energy Acquisition Corporation and Rand Acquisition Corporation, two blank check companies with business plans similar to ours. Tremisis Energy Acquisition Corporation is seeking to acquire an operating business in either the energy or environmental industries and their related infrastructures. Rand Acquisition Corporation is also seeking to acquire an operating business, focusing initially on various industries including logistics and distribution, infrastructure and manufacturing. Additionally, Mr. Kier has pre-existing fiduciary obligations to MPLC, Inc., a public "shell" company that is seeking to locate and consummate a merger or acquisition with a private company. Accordingly, to the extent that Mr. Kier identifies business opportunities that may be suitable for such entities, he must honor his pre-existing obligations to such entities and offer those opportunities to them prior to offering them to us. Additionally, our other officers, directors and their affiliates may in the future become affiliated with entities, including other "blank check" companies, engaged in business activities similar to those intended to be conducted by us. Furthermore, in light of our officers and directors existing affiliations with other entities, they may have fiduciary obligations to present potential business opportunities to those entities in addition to presenting them to us which could cause additional conflicts of interest. Accordingly, while we do not believe that, aside from Mr. Kier, any of our officers or directors currently has a conflict of interest in terms of presenting to entities other than us business opportunities that may be suitable for us, conflicts of interest may arise in the future in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors own shares of our common stock and may acquire warrants in the aftermarket which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors own shares of our common stock that were issued prior to this offering, but have waived their right to receive distributions with respect to those shares upon our liquidation if we are unable to consummate a business combination. Additionally, our directors have agreed with the representative of the underwriters that they and certain of their affiliates or designees will purchase up to $1.75 million of warrants in the open market at prices not to exceed $0.70 per warrant during the three-month period following separate trading of the warrants. The shares acquired prior to this offering and any warrants owned by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors' and officers' discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders' best interest.

If our common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser's prior written agreement to the transaction;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

After our business combination, we will be solely dependent on a single business and a limited number of products or services.

Our business combination must be with a business in the healthcare industry with a fair market value of at least 80% of our net assets at the time of such acquisition, although this may entail the simultaneous acquisitions of several operating businesses at the same time. By consummating a business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

Alternatively, if our business combination entails the simultaneous acquisitions of several operating businesses at the same time from different sellers, we would face additional risks, including difficulties and expenses incurred in connection with the subsequent assimilation into a single operating business of the operations and services or products of the acquired companies. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

When we seek stockholder approval of any business combination, we will offer each public stockholder (but not our existing stockholders) the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Such holder must both vote against such business combination and then exercise his, her or its conversion rights to receive a pro rata portion of the trust account. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust account for possible payment upon such conversion, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders than we expect exercise their conversion rights. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

Because of our limited resources and our structure, we may not be able to consummate an attractive business combination.

We are likely to encounter intense competition from entities other than blank check companies having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors may possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses may be limited by our available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. Because only 8 of the 35 blank check companies that have gone public in the United States since August 2003 have either consummated a business combination or entered into a definitive agreement for a business combination, it may indicate that there are fewer attractive target businesses available to such entities like our company or that many privately-held target businesses are not inclined to enter into these types of transactions with publicly-held blank check companies like ours. If we are unable to consummate a business combination with a target business within the prescribed time periods, we will be forced to liquidate.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, because we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination, the depletion of the available net proceeds in search of a target business, or the obligation to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders paid an aggregate of $25,000, or approximately $0.01176 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to the investors in this offering. Our existing stockholders acquired their shares of common stock at a nominal price, significantly contributing to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 30% or $1.81 per share (the difference between the pro forma net tangible book value per share of $4.19, and the initial offering price of $6.00 per unit).

Our outstanding warrants and option may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 17,000,000 shares of common stock as part of the units. We will also issue an option to purchase 425,000 units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 850,000 warrants. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings. In addition, to the extent we issue shares of common stock to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants and this option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Therefore, our warrants and option may make it more difficult to effectuate a business combination or could increase the cost of acquiring the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect of the issuance of a substantial number of additional shares. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to make a demand that we register the resale of their shares of common stock at any time commencing three months prior to the date on which their shares are released from escrow. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 2,125,000 shares of common stock eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination and may increase the cost of acquiring the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our common stock.

Investors in this offering may engage in resale transactions only in those states that we have registered this offering and a limited number of other jurisdictions where an applicable exemption from registration exists.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. If you are not an "institutional investor," you must be a resident of these jurisdictions to purchase our securities in the offering. Institutional investors in every state except Idaho may purchase units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. Under the National Securities Markets Improvement Act of 1996, the resale of the units and, once they become separately transferable, the common stock and warrants comprising the units, are exempt from state registration requirements. However, each state retains jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. Although we are not aware of a state having used these powers to prohibit or restrict resales of securities issued by blank check companies generally, certain state securities commissioners view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the resale of securities of blank check companies in their state.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it more difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may be invested by the trust agent only in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to that Act, compliance with these additional regulatory burdens would require additional expense for which we have not allotted.

Our directors may not be considered "independent" under the policies of the North American Securities Administrators Association, Inc.

No salary or other compensation will be paid to our directors for services rendered by them on our behalf prior to or in connection with a business combination. Accordingly, we believe our non-executive directors would be considered "independent" as that term is commonly used. However, under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors owns shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf (such as identifying potential target businesses and performing due diligence on suitable business combinations), state securities administrators could argue that all of such individuals are not "independent." If this were the case, they would take the position that we would not have the benefit of any independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf, whether or not they are deemed to be "independent," will be in our best interests, we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations, and a material adverse effect on the price of the stock held by the public stockholders.

Because our initial stockholders' initial equity investment was only $25,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoter's Equity Investment promulgated by the North American Securities Administrators Association, Inc., any state administrator may disallow an offering of a development stage company if the initial equity investment by a company's promoters does not equal a certain percentage of the aggregate public offering price. Our promoters' initial investment of $25,000 is less than the required $1,385,000 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. If the offering were disallowed, it would further restrict your ability to engage in resale transactions with respect to our securities. Additionally, if we are unable to complete a business combination, our promoters' loss will be limited to their initial investment. Conversely, if we are able to complete a business combination, the shares of common stock acquired prior to this offering will be worth significantly more than $25,000.

The determination for the offering price of our units is more arbitrary compared with the pricing of securities for an operating company in a particular industry.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representatives.

Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

Although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since we have no historical operations or financial results to compare them to.

Risks associated with our acquisition of a target business in the healthcare industry

If we are unable to obtain any necessary government approvals or are unable to substantiate our clinical trials following a business combination, we may be unable to offer our products, technologies or services.

We may effect a business combination with a target business engaged in the development of products or technologies or that is conducting clinical trials on products. Our failure to obtain and maintain regulatory approval for a product candidate following a business combination will prevent us from commercializing it. Additionally, if the results of any clinical trials do not support our product candidate claims, we may be unable to offer such products.

Product candidates and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other United States regulatory agencies and by comparable authorities in other countries. We may need to conduct, at our own expense, extensive preclinical, clinical and post-commercialization trials to demonstrate the safety and efficacy in humans of product candidates. Securing product approval often requires the submission of extensive preclinical and clinical data, information about product manufacturing processes, and inspection of facilities and supporting information for each therapeutic indication to establish the product candidate's safety and efficacy. Varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. The process of obtaining and maintaining regulatory approvals may vary and involves substantial regulatory discretion, is expensive, and often takes many years, if approval is obtained at all. Moreover, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. Because earlier stage clinical trials often involve small patient populations, the results of these clinical trials may not be indicative of future results and later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing.

Unanticipated problems may arise at various stages of the development of products or technologies, and such efforts may ultimately be unsuccessful. Any delay in, or termination of, clinical trials will delay the filing with the FDA of an application for approval of that product and, ultimately, may delay our ability to commercialize product candidates and generate product revenues. Delays in commercializing products may result in the need to seek additional capital, potentially diluting the interests of investors. These various factors, which often result in abrupt changes in the share prices of companies in the healthcare industry generally, may have a broad effect on the share price of our securities as well.

If we are unable to comply with governmental regulations affecting the healthcare industry following a business combination, it could result in the imposition of penalties and fines against us and result in the curtailment of our operations.

There is extensive government regulation of many healthcare businesses, as well as various proposals at the federal government level to reform the healthcare system. Changes to the existing regulatory framework and/or the implementation of various reform initiatives could adversely affect certain sectors of the healthcare industry. If we are unable to adhere to these requirements, it could result in the imposition of penalties and fines against us, and could also result in the imposition of restrictions on our business and operations. Furthermore, the costs of compliance could reduce our profitability.

If we are unable to obtain and maintain protection for the intellectual property relating to our technologies, products or services following a business combination, or if we fail to secure rights to the patents of others, the value of our technology, products or services may be diminished and our revenues may be decreased.

Our success, competitive position and future revenues following a business combination will depend in part on our ability (and possibly the ability of our licensors) to obtain and maintain patent protection in the United States and in other countries for our products, methods, processes, services and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. At the same time, intellectual property rights in the fields of medical devices, diagnostics, pharmaceuticals and biotechnology are highly uncertain and may involve complex legal and scientific questions. We may not be able to obtain additional issued patents relating to our products, methods, processes, services or other technologies. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, or others may obtain patents claiming aspects similar to those covered by our patents and patent applications, which factors could limit our ability to stop competitors from marketing similar products or services, limit the length of term of patent protection we may have for our products or services, and expose us to substantial costs and risks in litigation and administrative proceedings and drain our resources. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

In addition, our success following a business combination likely will depend at least in part upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors and possibly our licensors and contractors as well. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we likely will need to rely on trade secret protection and confidentiality agreements. However, even if employees, consultants, advisors and contractors enter into agreements prohibiting the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business, these agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights may be significantly impaired and our business and competitive position may suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages, and defend against litigation.

In the event that, following a business combination, our products, methods, processes or other technologies are claimed to infringe the proprietary rights of other parties, we could incur substantial costs and may be required to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon an infringing product, process or technology;

•	redesign our products, processes or technologies to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of valuable management resources.

The healthcare industry is susceptible to significant liability exposure. We may incur substantial liabilities and be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products and technologies entail an inherent risk of product liability. Accordingly, any target business that we acquire in the healthcare industry may be exposed to potential liability risks inherent in the testing, manufacturing, marketing and sale of healthcare products and/or the provision of healthcare services. A liability claim or the imposition of liability may have a material adverse effect on our business, financial condition or market prices of our securities.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of the products, processes or technologies that we develop. Further, even if we have agreements with any third parties that entitle us to indemnification against losses, such indemnification may not be adequate should any claim arise.

The commercial success of the products being marketed and/or developed by a target business that we acquire will be impaired if physicians and patients do not accept and use our product candidates.

Even if the target business that we acquire has an approved and marketed product, and the FDA following a business combination approves the use of additional product candidates, physicians and patients may not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, regarding the safety and effectiveness of our products;

•	cost-effectiveness of our products relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

The failure of a product to obtain or maintain market acceptance would harm our business and could require us to seek additional financing in order to fund the development of future product candidates.

Use of Proceeds

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$51,000,000.00	$58,650,000.00
Offering expenses(1)
Underwriting discount (7% of gross proceeds)	3,570,000.00	4,105,500.00
Underwriting non-accountable expense allowance (1% of gross proceeds)	510,000.00	510,000.00
Legal fees and expenses (including blue sky services and expenses)	350,000.00	350,000.00
Miscellaneous expenses	28,601.25	28,601.25
Printing and engraving expenses	60,000.00	60,000.00
Accounting fees and expenses	25,000.00	25,000.00
SEC registration fee	19,408.74	19,408.74
NASD filing fee	16,990.01	16,990.01
Net proceeds
Held in trust	45,050,000.00	52,164,500.00
Not held in trust	1,370,000.00	1,370,000.00
Total net proceeds	$46,420,000.00	$53,534,500.00

Use of net proceeds not held in trust(2)
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	300,000	(21.9%)
Due diligence of prospective target businesses	300,000	(21.9%)
Payment of administrative fee to Paramount BioCapital Asset Management ($7,500 per month for two years)	180,000	(13.1%)
Legal and accounting fees relating to SEC reporting obligations	40,000	(2.9%)
Working capital to cover miscellaneous expenses, D&O insurance, taxes and reserves	550,000	(40.2%)
Total	$1,370,000	(100.0%)

(1)	A portion of the offering expenses have been paid from the funds we received from Lindsay A. Rosenwald described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

(2)	The amount of proceeds not held in trust will remain constant at $1,370,000 even if the over-allotment is exercised.

$45,050,000, or $52,164,500 if the over-allotment option is exercised in full, of net proceeds will be placed in a trust account at Lehman Brothers Inc., maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The funds held in trust will be invested only in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, so that we are not deemed to be an investment company under the Investment Company Act. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination.

The payment to Paramount BioCapital Asset Management, an affiliate of our executive officers, of a monthly fee of $7,500 is for general and administrative services including office space, utilities and secretarial support. This arrangement is being agreed to by Paramount BioCapital Asset Management for our benefit and is not intended to provide our executive officers compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Paramount BioCapital Asset Management is at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of a business combination or the distribution of the trust account to our public stockholders. Other than the $7,500 per month administrative fee, no compensation of any kind (including finder's, consulting or other similar fees) will be paid to any of our existing officers, directors, stockholders, or any of their affiliates, prior to, or for any services they render in order to effectuate, the consummation of the business combination. However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. Reimbursement for such expenses will be paid by us out of the funds not held in trust and currently allocated to "Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination," "Due diligence of prospective target businesses" and "Working capital to cover miscellaneous expenses, D&O insurance, taxes and reserves." Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

Regardless of whether the underwriters exercise their over-allotment option in full, the net proceeds available to us out of trust for our search for a business combination will be approximately $1,370,000. We intend to use the excess working capital (approximately $550,000) for director and officer liability insurance premiums (approximately $90,000), with the balance of $460,000 being held in reserve for tax payments and in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs. We could use a portion of the funds not being placed in trust to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds not being placed in trust as a down payment or to fund a "no-shop" provision (a provision in letters of intent designed to keep target businesses from "shopping" around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we did use a portion of the funds in this manner, the amount that would be used as a down payment or to fund a "no-shop" provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, potential target businesses.

The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will be held as cash or cash equivalents or will be invested only in "government securities" or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 so that we are not deemed to be an investment company under the Investment Company Act. The income derived from the investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account which are not used to consummate a business combination will be disbursed to the combined company and will, along with any other net proceeds not expended, be used as working capital to finance the operations of the target business.

Lindsay A. Rosenwald has advanced to us a total of $100,000 which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD filing fee and legal and audit fees and expenses. The loan will be payable without interest on the earlier of December 1, 2006 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if that public stockholder (but not our existing stockholders) converts such shares into cash in connection with a business combination which the public stockholder voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

Dilution

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At July 25, 2005, our net tangible book value was a deficiency of $18,800, or approximately $(0.01) per share of common stock. After giving effect to the sale of 8,500,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at July 25, 2005 would have been $37,438,205 or $4.19 per share, representing an immediate increase in net tangible book value of $4.20 per share to the existing stockholders and an immediate dilution of $1.81 per share or 30% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $9,005,495 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders (but not our existing stockholders) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	(.01)
Increase attributable to new investors	4.20
Pro forma net tangible book value after this offering		4.19
Dilution to new investors		$1.81

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	2,125,000	20.0%	$25,000	0.049%	$0.01176
New investors	8,500,000	80.0%	$51,000,000	99.951%	$6.00
		100.0%	$51,025,000	100.0%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$(18,800)
Proceeds from this offering	46,420,000
Offering costs paid in advance and excluded from net tangible book value before this offering	42,500
Less: Proceeds held in trust subject to conversion to cash ($45,050,000 x 19.99%)	(9,005,495)
37,438,205
Denominator:
Shares of common stock outstanding prior to this offering	2,125,000
Shares of common stock included in the units offered	8,500,000
Less: Shares subject to conversion (8,500,000 x 19.99%)	(1,699,150)
8,925,850

Capitalization

The following table sets forth our capitalization at July 25, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	July 25, 2005
	Actual	As Adjusted
Note payable	$100,000	$—
Total debt	$100,000	$—
Common stock, $.0001 par value, -0- and 1,699,150 shares which are subject to possible conversion, shares at conversion value	$—	$9,005,495
Stockholders' equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.0001 par value, 40,000,000 shares authorized; 2,125,000 shares issued and outstanding, actual; 8,925,850 shares issued and outstanding (excluding 1,699,150 shares subject to possible conversion), as adjusted	213	893
Additional paid-in capital	24,787	37,396,112
Deficit accumulated during the development stage	(1,300)	(1,300)
Total stockholders' equity:	$23,700	$37,395,705
Total capitalization	$23,700	$46,401,200

If we consummate a business combination, the conversion rights afforded to our public stockholders (but not our existing stockholders) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

Management's Discussion and Analysis
of Financial Condition and Results of Operations

We were formed on June 1, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the healthcare industry. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of most or all of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt instrument contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt securities are payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt instrument contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $1,010,000, including $510,000 representing the underwriters' non-accountable expense allowance of 1% of the gross proceeds, and underwriting discounts of approximately $3,570,000, or $4,105,500 if the over-allotment option is exercised in full, will be approximately $46,420,000, or $53,534,500 if the over-allotment option is exercised in full. Of this amount, $45,050,000, or $52,164,500 if the over-allotment option is exercised in full, will be held in trust and the remaining $1,370,000 in either event will not be held in trust. We intend to use substantially all of the net proceeds of this offering, including the funds held in the trust account, to acquire a target business. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. We anticipate that we will incur approximately $300,000 of expenses for the due diligence and investigation of a target business, $300,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $180,000 for the administrative fee payable to Paramount BioCapital Asset Management ($7,500 per month for two years), $40,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $550,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $90,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us, although we have not entered into any such arrangement and have no current intention of doing so.

We are obligated, commencing on the date of this prospectus, to pay to Paramount BioCapital Asset Management, an affiliate of our executive officers, a monthly fee of $7,500 for general and administrative services.

As of the date of this prospectus, Lindsay A. Rosenwald advanced an aggregate of $100,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The loan will be payable without interest on the earlier of December 1, 2006 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

We have agreed to issue to the representatives of the underwriters, for $100, an option to purchase up to a total of 425,000 units. We estimate that the fair value of this option is approximately $1,050,000 ($2.47 per Unit underlying such option) using a Black-Scholes option-pricing model. The fair value of the option granted to the representatives is estimated as of the date of grant using the following assumptions: (1) expected volatility of 48.85%, (2) risk-free interest rate of 4.33% and (3) expected life of 5 years. For a more complete description of the purchase option, see the section appearing elsewhere in this prospectus entitled "Underwriting—Purchase Option."

Proposed Business

Introduction

We are a recently organized Delaware blank check company incorporated on June 1, 2005 in order to serve as a vehicle for the acquisition of an operating business in the healthcare industry.

The healthcare industry represents a large and expanding sector of the United States economy.

•	According to the Centers for Medicare & Medicaid Services (CMS), Office of the Actuary, National Health Statistics Group, healthcare spending in the United States, as reflected below, rose from 8.8% of the GDP in 1980 to 14.9% of the GDP in 2002 (National Health Expenditures Tables, January 2004, National Health Care Expenditures Projections Tables, February 2004). CMS estimates, moreover, that healthcare spending as a percentage of the GDP will continue to increase as the population ages in the years ahead, climbing to 17% by 2013.

US National Health Expenditures and Their Share of the Gross
Domestic Product (GDP), 1980-2013

•	Federal spending distributed by the National Institutes of Health to support biomedical research increased from $3.43 billion in 1980 to $27 billion in 2003 (Award Trends, July 2004, Office of Extramural Research, National Institutes of Health).

•	According to the Pharmaceutical Research and Manufacturers of America (PhRMA) Annual Membership Survey for 2004 (Pharmaceutical Industry Profile, 2004 edition), drug company research and development expenditures increased from $2 billion in 1980 to $31 billion in 2002.

•	According to the U. S. Department of Health and Human Services (as reported in the December 20, 2004 issue of Modern Healthcare), healthcare expenditures in the United States grew at a compounded annual average of 13% from 1980 through 2005, reaching a projected $1.9 trillion in 2005.

•	In its "National Health Care Expenditures Projections: 2003-2013" (dated February 11, 2004), CMS projects that annual drug spending alone will reach $519.8 billion in 2013. This is nearly triple drug expenditures for 2003 of $184.1 billion (National Health Expenditures Tables, February 2004).

•	According to the Federal Interagency Forum on Aging-Related Statistics, citing the U.S. Census Bureau, the percentage of the United States population over 65 years of age was 12.7% in 2000 and is projected to rise to 20% by 2030.

•	Revenues within the biotechnology industry in the United States alone continue to increase year-over-year—exceeding $46 billion in 2003 (Biotech 2004 Life Sciences: Back on Track; Burrill & Company) —and venture capital investment in the biotechnology sector in the United States reached nearly $2.8 billion in 2003.

Opportunities for a Business Combination in the Healthcare Industry

We believe the sustained demand for improved medicine, including new drugs, medical devices, diagnostic tools and other healthcare products, is being driven by aging populations and advances in technology and therapeutic options. In response to these practical and economic stimuli, private biomedical and biotechnology companies regularly are being formed in order to develop improved therapeutic and diagnostic products. At the same time, we believe that emerging companies developing such innovations face a challenging financing climate: At least currently, the traditional initial public offering market is relatively weak and largely unavailable to these businesses. According to Dow Jones' VentureSource, 2,142 venture-backed healthcare companies raised venture capital financing rounds from 2001 through 2004. During the same period, however, only 66 venture-backed healthcare companies went public and another 194 were acquired through mergers and acquisitions.

We believe that a well-capitalized, publicly-traded company, such as our company, will be perceived by emerging companies as an attractive business combination candidate for several reasons, including the following:

•	Limited alternative financing. In the past few years, institutional venture and angel investors have provided substantial funding for new drug candidates, devices, diagnostic tools and other healthcare technologies and services. We believe this investment has created numerous emerging companies with substantial funding needs that exceed traditional venture capital capacity and with a stockholder base interested in paths to liquidity. We therefore believe that there are numerous companies in the healthcare industry that have outgrown their venture backing but cannot currently access public-market capital.

•	Availability of acquisition candidates. We believe that recent expansion in the healthcare industry has spawned numerous potential companies that we may acquire. To the same effect, as more established pharmaceutical and healthcare products companies continue to re-engineer their operating platforms and strategies, the technologies they divest or spin-off may give rise to acquisition candidates as well.

•	Access to United States public markets. We are not restricted to target businesses in the United States and may acquire a target business in the healthcare industry in any geographic location. Accordingly, we may identify promising companies outside the United States whose strategy requires both obtaining a United States presence and raising their visibility through a public listing in the United States markets. As a United States public company, we will offer those advantages to potential foreign targets.

Attractive Sub-Sectors within the Healthcare Industry

While we may seek to effect a business combination with any company in the healthcare industry, we believe that the following segments offer especially attractive opportunities for a business combination:

Medical Device and Diagnostic Sector.    Medical device companies develop innovative products often with cardiovascular or orthopedic applications, including artificial limbs, novel surgical devices and processes, drug-eluting vascular stents, and implantable cardiac defibrillators. Medical diagnostic companies develop products for their diagnostic capabilities, such as PET and CAT scanners, pap smears and blood testing devices. Benefits of this sector include less imposing obstacles for clinical testing and FDA approval, the potential for expedited generation of revenues and an enhanced opportunity to exploit possible inefficiencies in niche markets through the roll-up of private companies.

Specialty Pharmaceutical Sector — Next-Generation Technologies.    Rather than developing proprietary pharmaceutical products, specialty pharmaceutical companies in-license products or develop and produce generic versions of already marketed pharmaceuticals. These companies often have a platform drug delivery technology that they apply to currently marketed drugs to improve their pharmacokinetic profile or ease the means or frequency of administration. As an example, many sustained or extended-release versions of older drugs have been developed by specialty pharmaceutical companies. We believe companies in this space also face fewer drug development and other clinical challenges and may be able to generate revenues relatively quickly, thus carrying lower risk.

Biotechnology Sector — Novel Therapeutic Technologies.    Traditional biotechnology companies seek to develop novel therapies targeting diseases affecting patient populations with unsatisfied medical needs, including oncology, heart disease, diabetes, arthritis and infectious disease. Companies in this sector develop first-in-class drugs by conducting extensive research, pre-clinical and human clinical trials with the aim of producing safe and effective treatments, and eventually obtaining FDA and foreign regulatory approval and market penetration. Treatments that have emerged from biotechnology companies include monoclonal antibodies to treat cancer, recombinant growth hormones to treat developmental deficiencies, and nucleoside analogs to treat HIV.

Tools and Genomics Sector — Aiding the Drug Discovery Effort.    Tools and genomics companies aid the pharmaceutical and biotechnology industries as well as academia in drug discovery efforts. For example, the microarray gene chip is used to monitor the entire genome on a single chip, thereby automating the process of identifying expressed mRNA and determining which genes are turned on or off in diseases. By combining technologies such as gene chips with increased computing power, the cost and throughput time for research and development is shortened, leading to more rapid product development cycles. Genomics companies use genetic code databases to help drug companies discover novel targets. This platform can be used to identify many different disease-causing mutations.

Healthcare Services Sector.    This sector consists of HMO's, hospitals, hospices, long-term care and nursing facilities, distributors of drugs and medical supplies, specialty treatment centers and clinical research organizations. This sector has expanded consistent with the aging of the population and the growth of healthcare spending and offers distinct opportunities with respect to the use of cash to create efficiencies and generate accretive returns.

Government Regulation

The healthcare industry is highly regulated, and the federal and state laws that may affect our business following a business combination could be significant. Federal and state governments regulate the healthcare industry extensively including through the Medicare and Medicaid payment programs, each of which is financed, at least in part, with federal funds. State jurisdiction is based upon the state's authority to license certain categories of healthcare professionals and providers, and the state's interest in regulating the quality of healthcare in the state, regardless of the source of payment.

Significant areas of federal and state regulatory laws that could affect our ability to conduct our business following a business combination include the following:

•	False and other improper claims for payment. The government may fine a provider if it knowingly submits, or participates in submitting, any claim for payment to the federal government that is false or fraudulent, or that contains false or misleading information.

•	Health Insurance Portability and Accountability Act. Laws designed to combat fraud against any healthcare benefit program for theft or embezzlement involving healthcare, as well as providing various privacy rights to patients and customers.

•	Anti-kickback laws. Federal and state anti-kickback laws make it a felony to knowingly or willfully offer, pay, solicit or receive any form of remuneration in exchange for referrals or recommendations regarding services or products.

•	The Stark Self-Referral Law and other laws prohibiting self-referral and financial inducements. Laws that limit the circumstances under which physicians who have a financial relationship with a company may refer patients to such company for the provision of certain services.

•	Corporate practice of medicine. Many states have laws that prohibit business corporations from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians, or engaging in certain arrangements with physicians, such as fee-splitting.

•	Antitrust laws. Wide range of laws that prohibit anticompetitive conduct among separate legal entities in the healthcare industry.

A violation of any of these laws could result in civil and criminal penalties, the requirement to refund monies paid by government and/or private payers, exclusion from participation in Medicare and Medicaid programs and/or the loss of licensure. Following a business combination, we intend to exercise care in structuring our arrangements and our practices to comply with applicable federal and state laws. However, there can be no assurance that we will be successful in ensuring compliance with all applicable laws and regulations. If we will be found to have violated any rules or regulations that could adversely affect our business and operations, the violations may delay or impair our ability to complete a business combination. Additionally, laws in the healthcare industry are subject to change, interpretation and amendment, which could adversely affect our ability to conduct our business following a business combination.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be applied generally toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purpose. Accordingly, investors in this offering are investing without first having an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or still in an early stage of development or growth. While we may seek to simultaneously effect business combinations with more than one target business, we may not have the ability, as a result of our limited resources, to effect more than a single business combination.

We have not identified a target business

To date, we have not selected any target business on which to concentrate our search for a business combination. None of our officers, directors, promoters and other affiliates has engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us, nor have we, nor any of our agents or affiliates, been approached by any candidates (or representatives of any candidates) with respect to a possible acquisition transaction with us. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate such an acquisition candidate. We also have not conducted any research with respect to identifying the number and characteristics of potential acquisition candidates in the healthcare industry. As a result, we cannot be certain that we will be able to locate a target business or that we will be able to engage in a business combination with a target business on favorable terms.

Subject to the limitations that a target business have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, and be in the healthcare industry, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity without an established record of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and/or early stage and emerging growth companies. Additionally, to the extent we effect a business combination with a company located outside of the United States, we would be subject to any special considerations or risks associated with companies operating in the target business' home jurisdiction. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

While we have not yet identified any acquisition candidates, we believe based on our management's business knowledge and past experience that there are numerous acquisition candidates available to us within the segments of the healthcare industry that we intend to target. Various members of our management team have regular access to substantial deal flow across the healthcare industry as a result of their current business activities. As healthcare, asset management and merchant banking professionals, members of the management team have been, and are likely in the future to continue to be, presented with proposals and offers of many varieties with respect to prospective investments and transactions. These individuals may also become aware of potential transaction opportunities by attending healthcare conferences or conventions. However, they have not yet been presented with any proposals with respect to prospective transactions for us, nor have they undertaken any steps to identify or locate any suitable prospective transactions for our company. They also have not performed due diligence, research, evaluation or other similar activities with respect to a potential business combination for our company. Moreover, they will not entertain any proposals with respect to a prospective transaction, nor will they perform any due diligence, research, evaluation or other similar activities with respect to a potential business combination, until after we consummate our initial public offering. In addition, we anticipate that target business candidates may be brought to our attention by various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community. Target businesses may be brought to our attention by such unaffiliated sources as a result of being solicited by us through calls or mailings. These sources may also introduce us to target businesses they think we may be interested in on an unsolicited basis, since many of these sources will have read this prospectus and know what types of businesses we are targeting. While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, we may engage these firms or other individuals in the future, in which event we may pay a finder's fee, consulting fee or other compensation to be determined in an arm's length negotiation based on the terms of the transaction. In no event, however, will any of our existing officers, directors or stockholders, or any entity with which they are affiliated, be paid any finder's fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition and be in the healthcare industry, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. We will seek to identify acquisition candidates that demonstrate superior management capability and that, particularly as a result of the business combination, can be expected to show rapid growth in sales and earnings and the opportunity for above-average profitability. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	the ability of the target business to benefit from the existing healthcare reimbursement regime and possible reform with respect to cost containment;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, in addition to the above factors, on any other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to us. This due diligence review will be conducted either by our management or by unaffiliated third parties we may engage, although we have no current intention to engage any such third parties.We will also seek to have all prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. If any prospective target business refused to execute such agreement, it is unlikely that we would continue negotiations with such target business.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair market value of target business

The target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition, although we may acquire a target business whose fair market value significantly exceeds 80% of our net assets. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities. Since we have no specific business combination under consideration, we have not entered into any such fund raising arrangement and have no current intention of doing so. The fair market value of the target will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business complies with the 80% threshold. However, if our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it.

Lack of business diversification

Our business combination must be with a target business (or businesses) which satisfies the minimum valuation standard at the time of such acquisition, as discussed above, although this process may entail the simultaneous acquisitions of several operating businesses at the same time. Therefore, at least initially, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers), and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

Limited ability to evaluate the target business' management

Although we intend to scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business' management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that individuals such as Lindsay A. Rosenwald, J. Jay Lobell, Keith Maher or Michael Weiser will remain associated with us in senior management or advisory positions following a business combination, it is unlikely that any of them will devote their full time efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, the ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers that we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such that it would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, as amended, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Accordingly, they may vote these shares on a proposed business combination any way they choose. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights and vote against the business combination.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder's shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Our existing stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $5.30 or $0.70 less than the per-unit offering price of $6.00. Investors in this offering that do not subsequently sell, or who receive less than $0.70 collectively for, the warrants included in the units after the commencement of separate trading of the common stock and warrants included in the units, or public stockholders that have purchased common stock in the aftermarket at a price in excess of $5.30 per share, may have a disincentive to exercise their conversion rights because the amount they would receive upon conversion could be less than their original or adjusted purchase price. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the stockholders' meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise any warrants they still hold. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, both exercise their conversion rights and vote against the business combination.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months after the consummation of this offering if the extension criteria described below have been satisfied, we will be dissolved. Upon dissolution, we will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust account with respect to our warrants which will expire worthless. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust fund.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $5.30, or $0.70 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could have higher priority than the claims of our public stockholders. In light of possible claims of creditors, we cannot assure you that the actual per-share liquidation price will not be less than $5.30, plus interest, due to claims of creditors. Linday A. Rosenwald has agreed, pursuant to an agreement with us and EarlyBirdCapital that, if we liquidate prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that he would be able to satisfy those obligations.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to consummate a transaction within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will liquidate the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if they seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Based upon publicly available information, we believe there are approximately 33 blank check companies that have gone public in the United States since August 2003 with more than $1.57 billion million in trust that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. Additionally, we may be subject to competition from other companies looking to expand their operations through the acquisition of a target business. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there may be numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further, the following may not be viewed favorably by certain target businesses:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders to holders that both vote against the business combination and exercise their conversion rights, which may reduce the resources available to us for a business combination; and

•	our outstanding warrants and option, and the potential future dilution they represent.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring on favorable terms a target business with significant growth potential.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our principal executive offices at 787 7th Avenue, 48th Floor, New York, New York. The cost for this space is included in the $7,500 per-month fee that Paramount BioCapital Asset Management will charge us for general and administrative services commencing on the effective date of this prospectus pursuant to a letter agreement between us and Paramount BioCapital Asset Management. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Paramount BioCapital Asset Management is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than they would prior to locating a suitable target business. We presently expect various officers to each devote over time an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

Our management will provide stockholders with audited financial statements of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with United States generally accepted accounting principles. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with United States generally accepted accounting principles or that the potential target business will be able to prepare its financial statements in accordance with United States generally accepted accounting principles. We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. To the extent that this requirement cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$45,050,000 of the net offering proceeds will be deposited into a trust account at Lehman Brothers Inc., maintained by Continental Stock Transfer & Trust Company, acting as trustee.
$42,228,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds
The $45,050,000 of net offering proceeds held in trust will be invested only in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.
Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represents at least 80% of the maximum offering proceeds.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Trading of securities issued
The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless EarlyBirdCapital informs us of its decision to allow earlier separate trading (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular), provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K (but in no event prior to 60 days after the distribution of our units in this offering is completed).

No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the warrants
The warrants cannot be exercised until the later of the completion of a business combination and one year from the date of this prospectus and, accordingly, will be exercised only after the trust fund has been terminated and distributed.

The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Election to remain an investor
We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.
A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.
Business combination deadline
	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

Management

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Lindsay A. Rosenwald	50	Chairman of the Board
J. Jay Lobell	42	Chief Executive Officer, Secretary and Director
I. Keith Maher	37	President and Director
Michael Weiser	42	Executive Vice President and Director
Arie Belldegrun	55	Director
Isaac Kier	52	Director

Lindsay A. Rosenwald, M.D. has served as our chairman of the board since our inception. Dr. Rosenwald has served as chairman and chief executive officer of Paramount BioCapital, Inc., since 1991, as managing member of Paramount Biosciences LLC (and its predecessor, Paramount BioCapital Investments, LLC) since 1996, and as chairman and chief executive officer of Paramount BioCapital Asset Management, Inc. since 1994. Paramount BioCapital, Inc. is a private investment banking firm and an SEC- and NASD-registered broker-dealer specializing in private placements of equity and debt securities for publicly-traded and privately-held companies in the biomedical, biopharmaceutical and medical technology industries. Paramount BioSciences, LLC is engaged in the research, formation and acquisition of seed-stage and distressed life science technologies and companies, identifying and evaluating a broad spectrum of therapeutic and medical technologies in order to capture innovations with significant commercial potential. Paramount BioCapital Asset Management, Inc. manages hedge and private equity funds focused on healthcare and life science companies. He has also served since March 2000 as a director of Keryx BioPharmaceuticals, Inc., a NASDAQ National Market listed biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Dr. Rosenwald received a B.S. from Pennsylvania State University and a M.D. from the Temple University School of Medicine.

J. Jay Lobell has served as our chief executive officer, secretary and a member of our board of directors since our inception. Mr. Lobell has served as president and chief operating officer of Paramount BioCapital Asset Management, Inc. and Paramount Biosciences, LLC since January 2005, and is a registered representative of Paramount BioCapital, Inc. From 1996 through December 2004, Mr. Lobell was a partner at Covington & Burling, a law firm, where he provided litigation, corporate and regulatory advice. Mr. Lobell received a B.A. from Queens College and a J.D. from Yale Law School.

I. Keith Maher, M.D. has served as our president and a member of our board of directors since our inception. Dr. Maher has served as managing director of Paramount BioCapital Asset Management, Inc. since March 2005, and is a registered representative of Paramount BioCapital, Inc. From February 2002 to March 2005, Dr. Maher worked at Weiss, Peck & Greer, where he served as managing director and as portfolio manager and analyst at the WPG Farber Fund, an equity hedge fund, where he also led that fund's direct investment practice. From July 2000 to February 2002, Dr. Maher was with Lehman Brothers, where he was involved in equity research, including research on medical technology companies. Dr. Maher received a B.A. from Boston University, a M.D. from Union University and a M.B.A. from the Kellogg School of Business at Northwestern University.

Michael Weiser, M.D. has served as our executive vice president and a member of our board of directors since our inception. Since July 1998, Dr. Weiser has served as the director of research at Paramount BioCapital Asset Management, and is a registered representative of Paramount BioCapital, Inc. Prior to joining Paramount, Dr. Weiser was a medical student and later a resident at NYU School of Medicine and NYU Medical Center. Dr. Weiser is also a director of the following public companies:

•	Hana Biosciences, Inc., an OTC Bulletin Board-listed biopharmaceutical company that aims to acquire, develop and commercialize innovative products for the treatment of important unmet medical needs in cancer and immunological diseases;

•	Manhattan Pharmaceuticals, Inc., an OTC Bulletin Board-listed company developing and commercializing biomedical and pharmaceutical technologies; and

•	VioQuest Pharmaceuticals, Inc., an OTC Bulletin Board-listed company that, through its subsidiaries, provides products and services to pharmaceutical and fine chemical companies.

Dr. Weiser received a B.A. from University of Vermont, a Ph.D. from Cornell University Graduate School of Medicine and a M.D. from NYU School of Medicine.

Arie Belldegrun, M.D. has been a member of our board of directors since our inception. He has served as professor of urology since 1994, and chief of the division of urologic oncology since 1996, at the David Geffen School of Medicine at the University of California, Los Angeles (UCLA), whose faculty he first joined in 1988. He has also held the Roy and Carol Doumani Chair in urologic oncology at UCLA since 2000. Prior to UCLA, Dr. Belldegrun served as a research fellow in surgical oncology at the National Cancer Institute/NIH from 1985 to 1988. He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons. Dr. Belldegrun is on the scientific boards of several biotechnology and pharmaceutical companies and serves as a reviewer for many medical journals and granting organizations. In addition to holding several patents, Dr. Belldegrun is the author of several books on prostate and kidney cancers, and has written over 350 scientific publications with an emphasis on urologic oncology, particularly kidney, prostate and bladder cancers. He is the founder of Agensys, Inc., a company focused on the development of fully human monoclonal antibodies to treat solid tumor cancers based on Agensys' propriety targets. Dr. Belldegrun served as founding chairman of Agensys from 1997 to 2002 and has served on the board of directors and as a consultant since that time. Dr. Belldegrun has served on the board of directors of Hana Biosciences, Inc. since April 2004. Dr. Belldegrun also is vice chairman of the board of directors and chairman of the Scientific Advisory Board of Cougar Biotechnology, Inc., a private company that was established to in-license and develop early clinical stage drugs, with a specific focus on the field of oncology. Dr. Belldegrun received a B.S. and a M.D. from Hebrew University Hadassah Medical School in Jerusalem. He completed his post training at the Weizmann Institute of Science and his residency in urology at Harvard Medical School.

Isaac Kier has been a member of our board of directors since our inception. Since February 2000, Mr. Kier has served as a general partner of Coqui Capital Partners L.P., a venture capital firm, which invests primarily in early stage companies. Since October 1997, he has been a principal and managing partner of First Americas Partners, LLC, an investment partnership focusing on investments in North and South America. Since January 2005, Mr. Kier has also served as president, secretary, treasurer and a director of MPLC, Inc., a public "shell" company that recently emerged from bankruptcy and is seeking to locate and consummate a merger or acquisition with a private company. From 1987 to 1997, he served as the managing partner of the Alabama 8 Market, a non-wireline cellular licensee. From 1982 until its sale in 1995, Mr. Kier served as the chairman of the board and chief executive officer of Lida, Inc., a NASDAQ-listed company engaged in textile production and printing. Since February 2004, Mr. Kier has served as a member of the board of directors and secretary and treasurer of Tremisis Energy Acquisition Corporation, an OTC Bulletin Board-listed company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in either the energy or the environmental industry and their related infrastructures. Since October 2004, Mr. Kier has served as a member of the board of directors of Hana Biosciences Inc. and Rand Acquisition Corporation, an OTC Bulletin Board-listed company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. Mr. Kier also serves on the board of directors of several private companies, including Caribbean Storage, Inc. and Montebello Brand Liquors, Inc. Mr. Kier received a B.A. from Cornell University and a J.D. from George Washington University Law School.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Arie Belldegrun and Isaac Kier, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Michael Weiser and I. Keith Maher, will expire at the second annual meeting. The term of the third class of directors, consisting of J. Jay Lobell and Lindsay A. Rosenwald, will expire at the third annual meeting.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. We believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts and their transactional expertise should enable them to successfully identify and effect an acquisition.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. Commencing on the date of this prospectus through the acquisition of a target business, we will pay Paramount BioCapital Asset Management, an affiliate of our executive officers, a fee of $7,500 per month for providing us with office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide our executive officers compensation in lieu of a salary. Other than the $7,500 per month administrative fee, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers or directors is required to commit his full time to our affairs and, accordingly, he may have conflicts of interest in allocating his time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•	Since our directors own shares of our common stock that will be released from escrow only if a business combination is successfully completed, and may own warrants which will expire worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. Additionally, they may enter into consulting or employment agreements with the company as part of a business combination pursuant to which they may be entitled to compensation for their services. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, timely completing a business combination and securing the release of their stock.

•	Our directors and officers may purchase shares of common stock as part of this offering or in the open market. If they did, they would be entitled to vote such shares as they choose on a proposal to approve a business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation's line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting to multiple entities business opportunities meeting the above-listed criteria. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earliest of a business combination, our liquidation or such time as he or she ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary or contractual obligations he might have.

To that effect, Isaac Kier has pre-existing contractual and fiduciary obligations to Rand Acquisition Corporation and Tremisis Energy Acquisition Corporation and pre-existing fiduciary obligations to MPLC, Inc. Rand Acquisition Corporation is a blank check company seeking to acquire an unidentified operating business. As of the date of this prospectus, Rand Acquisition Corporation has not consummated a business combination with a target business. However, it has entered into a Stock Purchase Agreement with stockholders of Lower Lakes Towing Ltd. pursuant to which Rand Acquisition Corporation will acquire all of the stock of Lower Lakes. If this business combination is not completed by Rand Acquisition Corporation for any reason, Mr. Kier will continue to have pre-existing contractual and fiduciary obligations to Rand Acquisition Corporation and would be obligated to present suitable business opportunities to it prior to presenting them to us. Tremisis Energy Acquisition Corporation is a blank check company seeking to acquire an operating business in either the energy or environmental industries and their related infrastructures. Because we have a different industry focus than Tremisis Energy Acquisition Corporation, we believe that Mr. Kier will not have any conflict of interest in determining to which entity to present a particular opportunity for a business combination. MPLC, Inc. is a public "shell" company that is seeking to locate and consummate a merger or acquisition with a private company. To the extent that Mr. Kier identifies business opportunities that may be suitable for MPLC, he will honor his pre-existing contractual and fiduciary obligation to this entity. Accordingly, he may not present opportunities to us that otherwise may be attractive to MPLC unless such entity has declined to accept such opportunities. However, because of MPLC's current financial condition, we believe the focus of our search for a target business will be different than MPLC's and accordingly, that Mr. Kier will not have any conflict of interest in determining to which entity to present a particular opportunity for a business combination.

While each of Drs. Rosenwald, Maher and Weiser and Mr. Lobell has pre-existing fiduciary obligations to certain investment funds affiliated with or managed by Paramount BioCapital Asset Management, and may in the future owe fiduciary obligations to other managed investment funds, those funds do not currently, and are not expected in the future, to seek to acquire private operating businesses in connection with a business combination. Accordingly, we do not believe that any of these officers and directors will have a conflict of interest in determining to which entity to present an opportunity for a business combination.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity that is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to those shares of common stock acquired by them prior to this offering. Any common stock acquired by existing stockholders in the offering or aftermarket will be considered part of the holdings of the public stockholders. Except with respect to the conversion rights afforded to public stockholders, these existing stockholders will have the same rights as other public stockholders with respect to such shares, including voting rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

Prior involvement of principals in blank check companies

Isaac Kier is our only director who has been a principal of another company that has completed an offering similar to this offering. Mr. Kier has been affiliated with Tremisis Energy Acquisition Corporation and Rand Acquisition Corporation since their inception. Tremisis Energy Acquisition Corporation completed its initial public offering on May 18, 2004 and raised gross proceeds of $37,950,000 at an offering price of $6.00 per unit. Since its inception, Mr. Kier has been the secretary, treasurer and a member of the board of directors of Tremisis. As of the date of this prospectus, Tremisis has not consummated a business combination with a target business. Mr. Kier does not receive any salary for his services to Tremisis. However, First Americas Management LLC, an affiliate of Mr. Kier's, receives a $3,500 per month fee from Tremisis for general and administrative services including office space, utilities and secretarial support. Prior to Tremisis' initial public offering, Mr. Kier had purchased 183,334 shares of common stock for an aggregate purchase price of approximately $3,333 (or approximately $0.018 per share). Subsequent to the effective date of Tremisis' initial public offering, Mr. Kier purchased warrants to purchase 430,000 shares of common stock at an exercise price of $5.00 per share for an aggregate purchase price of $279,500 (or $0.65 per warrant).

Rand Acquisition Corporation completed its initial public offering on November 3, 2004 and raised gross proceeds of $27,600,000 at an offering price of $6.00 per unit. Since its inception, Mr. Kier has been a member of the board of directors of Rand Acquisition Corporation. As of the date of this prospectus, Rand has not consummated a business combination with a target business. Mr. Kier does not receive any salary for his services to Rand. Prior to Rand's initial public offering, Mr. Kier had purchased 100,000 shares of common stock for an aggregate purchase price of $2,500 (or approximately $0.025 per share). In Rand's initial public offering, Mr. Kier (and his wife and family partnership) purchased 250,000 units, each consisting of one share of common stock and two warrants, for an aggregate purchase price of $1,500,000 (or $6.00 per unit). Mr. Kier also subsequently purchased warrants to purchase 107,000 shares of common stock at an exercise price of $5.00 per share for an aggregate purchase price of $71,800 (at prices ranging from $0.65 per warrant to $0.80 per warrant).

In addition to the above-mentioned companies, Mr. Kier has been the president, secretary, treasurer and a director of MPLC, Inc. since January 2005. Mr. Kier assumed these positions with MPLC in connection with its emergence from bankruptcy. First Americas Partners, an affiliate of Mr. Kier, acquired 90% of MPLC's common stock in connection with these transactions. As of the date of this prospectus, MPLC has not consummated a merger or acquisition with a target company. Mr. Kier is not receiving any salary for his services to MPLC. However, First Americas Partners is providing MPLC with office space and will be accruing a $3,500 per month fee from MPLC for providing such office space.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of October 21, 2005 and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming none of the individuals listed purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock
			Before Offering	After Offering
Lindsay A. Rosenwald	1,168,750	(2)	55.0%	11.0%
J. Jay Lobell	318,750		15.0%	3.0%
I. Keith Maher	318,750		15.0%	3.0%
Michael Weiser	106,250		5.0%	1.0%
Arie Belldegrun(3)	106,250		5.0%	1.0%
Isaac Kier(4)	106,250		5.0%	1.0%
All directors and executive officers as a group (six individuals)	2,125,000		100.0%	20.0%

(1)	Unless otherwise indicated, the business address of each of the individuals is 787 7th Avenue, 48th Floor, New York, New York 10019.

(2)	Includes 584,375 shares of common stock held by the Lindsay A. Rosenwald 2000 Family Trusts established for the benefit of Mr. Rosenwald's family.

(3)	The business address of Dr. Belldegrun is 10940 Wilshire Blvd., Suite 600, Los Angeles, California 90024.

(4)	The business address of Mr. Kier is Coqui Capital Partners, L.P., 1775 Broadway, Suite 604, New York, New York 10019.

Immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock (assuming none of them purchases any units in this offering). None of our existing stockholders, officers and directors has indicated to us that he intends to purchase our securities in the offering. Because of the ownership block held by our existing stockholders, such individuals may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	three years following the date of this prospectus;

•	our liquidation; and

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Our directors have agreed with EarlyBirdCapital that after this offering is completed and within the first three month period after separate trading of the warrants has commenced, they or certain of their affiliates or designees will collectively purchase up to $1.75 million of warrants in the public marketplace at prices not to exceed $0.70 per warrant. They have further agreed that any warrants purchased by them or their affiliates or designees pursuant to this agreement will not be sold or transferred until after we have completed a business combination. Such purchases will be made by EarlyBirdCapital, or such other broker dealer as EarlyBirdCapital may assign the order to, in such amounts and at such times as it may determine, in its sole discretion, during the three month period so long as the prices do not exceed $0.70 per warrant. The warrants may trade separately on the 90th day after the date of this prospectus unless EarlyBirdCapital determines that an earlier date is acceptable. In no event will EarlyBirdCapital allow separate trading of the common stock and warrants until (i) we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K and (ii) at least 60 days have passed since the distribution of our units in this offering has been completed. The distribution of the units in this offering will be completed once all the units have been sold, all stabilizing transactions have been completed and all penalty bids have either been reclaimed or withdrawn. We believe that the purchases of warrants by these individuals demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination. Any warrants purchased by our directors during the three month period may also have the effect of stabilizing the market price of the warrants during such time period.

Drs. Rosenwald and Maher and Mr. Lobell are our "promoters," as that term is defined under the federal securities laws.

Certain Transactions

In June 2005, we issued 2,125,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.01176 share, as follows:

Name	Number of Shares	Relationship to Us
Lindsay A. Rosenwald	584,375	Chairman of the Board
Lindsay A. Rosenwald 2000 Family Trusts	584,375	Stockholder
J. Jay Lobell	318,750	Chief Executive Officer, Secretary and Director
I. Keith Maher	318,750	President and Director
Michael Weiser	106,250	Executive Vice President and Director
Arie Belldegrun	106,250	Director
Isaac Kier	106,250	Director

If the representative of the underwriters determines the size of the offering should be increased or decreased, a stock dividend or a contribution back to capital, as applicable, would be effectuated in order to maintain our existing stockholders' ownership at a percentage of the number of shares to be sold in this offering.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Our directors have entered into letter agreements with the representative of the underwriters pursuant to which they agreed to purchase up to $1.75 million of warrants at prices not to exceed $0.70 per warrant during the three month period following separate trading of the warrants. We have agreed that, if we call the warrants for redemption, any warrants purchased by such individuals pursuant to these agreements will be exercisable by them on a cashless basis.

Paramount BioCapital Asset Management, an affiliate of our executive officers, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay Paramount BioCapital Asset Management $7,500 per month for these services. Dr. Rosenwald and Mr. Lobell, Dr. Maher and Dr. Weiser are the chairman of the board, president and chief operating officer, managing director and director of research, respectively, of Paramount BioCapital Asset Management. Accordingly, such individuals will benefit from the transaction to the extent of his respective interest, if any, in Paramount BioCapital Asset Management. However, this arrangement is solely for our benefit and is not intended to provide our executive officers compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Paramount BioCapital Asset Management is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed "independent," we did not have the benefit of disinterested directors approving this transaction.

Lindsay A. Rosenwald has advanced an aggregate of $100,000 to us as of the date of this prospectus to cover expenses related to this offering. The loan will be payable without interest on the earlier of December 1, 2006 or the consummation of this offering. We intend to repay this loan from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder's fees, consulting fees or other similar compensation, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates, prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our disinterested "independent" directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our "independent" directors (or, if there are no "independent" directors, our directors disinterested in the transaction) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Description of Securities

General

We are authorized to issue 40,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 2,125,000 shares of common stock are outstanding, held by seven stockholders of record. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless EarlyBirdCapital informs us of its decision to allow earlier separate trading (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular), provided that in no event may the common stock and warrants be traded separately until (i) we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering and (ii) at least 60 days have passed since the distribution of our units in this offering has been completed. The distribution of the units in this offering will be completed once all the units have been sold, all stabilizing transactions have been completed and all penalty bids have either been reclaimed or withdrawn. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of the Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, or an amendment thereto, or in a subsequent Form 8-K information indicating if EarlyBirdCapital has allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus.

Common stock

Our stockholders of record are entitled to one vote for each share they hold on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of our common stock voted by our public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights discussed below and vote against the business combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, including any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Thus, while no shares of preferred stock are being issued or registered in this offering, and we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	one year from the date of this prospectus.

The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants for redemption (including any warrants issued upon exercise of our unit purchase option) with the prior consent of EarlyBirdCapital,

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days' prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

If these conditions are satisfied, we may redeem the warrants regardless of the weekly trading volume of our common stock.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

Our directors have entered into letter agreements with the representative of the underwriters pursuant to which they agreed to purchase up to $1.75 million of warrants at prices not to exceed $0.70 per warrant during the three month period following separate trading of the warrants. Such purchases will be made by EarlyBirdCapital, or such other broker dealer as EarlyBirdCapital may assign the order to, in such amounts and at such times as it may determine, in its sole discretion, during the three month period so long as the prices do not exceed $0.70 per warrant. In the event we call the warrants for redemption, any warrants purchased by such individuals pursuant to these agreements will be exercisable by them on a cashless basis.

Since we may redeem the warrants only with the prior written consent of EarlyBirdCapital and EarlyBirdCapital may hold warrants subject to redemption, EarlyBirdCapital may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that EarlyBirdCapital will consent to such redemption if it is not in its best interest, even if such redemption is in our best interest.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or is deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to EarlyBirdCapital, the representative of the underwriters, an option to purchase up to a total of 425,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in this offering).

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, we will have 10,625,000 shares of common stock outstanding, or 11,900,000 shares if the over-allotment option is exercised in full. Of these shares, the 8,500,000 shares sold in this offering, or 9,775,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,125,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares will be eligible for sale under Rule 144 prior to June 1, 2006. Notwithstanding this restriction, all of those shares have been placed in escrow and will not be transferable for a period of three years from the date of this prospectus and will be released prior to that date only if we liquidate following a business combination or upon a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 106,250 shares immediately after this offering (or 119,000 if the over-allotment option is exercised in full); and

•	if the common stock is listed on a national securities exchange or on The Nasdaq Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by virtue of sale provisions, notice requirements and the availability of then-current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell his, her or its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, act as "underwriters" under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 2,125,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, these stockholders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which EarlyBirdCapital is acting as representative, has individually agreed to purchase on a firm commitment basis the number of units set forth opposite their respective name below:

Underwriters	Number of Units
EarlyBirdCapital, Inc.	7,000,000
Ramius Securities LLC	1,200,000
Legend Merchant Group	300,000
Total	8,500,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. We will offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho may purchase the units in this offering pursuant to exemptions under the Blue Sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

We will file periodic and annual reports under the Securities Exchange Act of 1934. Therefore, under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, are exempt from state registration requirements. However, states are permitted to require notice filings and collect fees with regard to these transactions, and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, the following states either do not presently require any notice filings or fee payments or have not yet issued rules or regulations indicating whether notice filings or fee payments will be required:

•	Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Utah, the Virgin Islands, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

Additionally, the following states currently permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been submitted and the required fees have been paid:

•	The District of Columbia, Illinois, Maryland, Michigan, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, South Carolina, Tennessee, Texas and Vermont.

As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

Under the National Securities Markets Improvement Act, the states retain the jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. Although we are not aware of a state having used these powers to prohibit or restrict resales of securities issued by blank check companies generally, certain state securities commissioners view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the resale of securities of blank check companies in their states.

Aside from the exemption from registration provided by the National Securities Markets Improvement Act, we believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, may also be eligible for sale on a secondary market basis in various states based on the availability of another applicable exemption from state registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.18 per unit and the dealers may reallow a concession not in excess of $0.09 per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have granted to the representative of the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 1,275,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The representative of the underwriters may exercise the over-allotment option if the underwriters sell more units than the total number set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the representative of the underwriters of its over-allotment option.

	Per unit	Without option	With option
Public offering price	$6.00	$51,000,000	$58,650,000
Discount	$0.42	$3,570,000	$4,105,500
Non-accountable Expense Allowance(1)	$0.06	$510,000	$510,000
Proceeds before expenses(2)	$5.52	$46,920,000	$54,034,500

(1)	The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters' over-allotment option.

(2)	The offering expenses are estimated at $500,000.

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 425,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit, and may be exercised on a cashless basis, commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. The option and the 425,000 units, the 425,000 shares of common stock and the 850,000 warrants underlying such units, and the 850,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and "piggy back" rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our units before the distribution of the units is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of preventing or retarding a decline in the price of our units, as long as stabilizing bids do not exceed the offering price of $6.00.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our units by selling more of our units than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our units in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of our securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of our securities if it discourages resales of our securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm's length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the date of this prospectus, unless the National Association of Securities Dealers determines that such payment would not be deemed underwriters' compensation in connection with this offering.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

Legal Matters

The validity of the securities offered in this prospectus is being passed upon for us by Graubard Miller, New York, New York. Greenberg Traurig, LLP, New York, New York, is acting as counsel for the underwriters in this offering.

Experts

The financial statements included in this prospectus and in the registration statement have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Marcum & Kliegman LLP are included in reliance upon their report given upon the authority of Marcum & Kliegman LLP as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Paramount Acquisition Corp.
(a development stage enterprise)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Paramount Acquisition Corp.

We have audited the accompanying balance sheet of Paramount Acquisition Corp. (a development stage enterprise) (the "Company") as of July 25, 2005, and the related statements of operations, changes in stockholders' equity and cash flows for the period June 1, 2005 (inception) to July 25, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paramount Acquisition Corp. as of July 25, 2005, and the results of its operations and its cash flows for the period June 1, 2005 (inception) to July 25, 2005 in conformity with United States generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York

August 1, 2005

Paramount Acquisition Corp.
(a development stage enterprise)

Balance Sheet

July 25, 2005
ASSETS
Current assets – Cash	$82,500
Deferred offering costs	42,500
Total assets	$125,000
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities - Accrued expenses	$1,300
Note payable, stockholder	100,000
Total liabilities	101,300
Commitment
Stockholders' equity
Preferred stock, $.0001 par value Authorized 1,000,000 shares; none issued	—
Common stock, $.0001 par value Authorized 40,000,000 shares Issued and outstanding 2,125,000 shares	213
Additional paid-in capital	24,787
Deficit accumulated during the development stage	(1,300)
Total stockholders' equity	23,700
Total liabilities and stockholders' equity	$125,000

The accompanying notes are an integral part of these financial statements.

Paramount Acquisition Corp.
(a development stage enterprise)

Statement of Operations

For the period June 1, 2005 (inception) to July 25, 2005

Formation and operating costs	$1,300
Net loss	$(1,300)
Weighted average shares outstanding	2,125,000
Basic and diluted net loss per share	$.00

The accompanying notes are an integral part of these financial statements.

Paramount Acquisition Corp.
(a development stage enterprise)

Statement of Changes in Stockholders' Equity

For the period June 1, 2005 (inception) to July 25, 2005

	Common Stock		Additional paid-in capital	Deficit Accumulated During the Development Stage	Stockholders' Equity
	Shares	Amount
Common shares issued June 1, 2005 at $.01176 per share	2,125,000	$213	$24,787	$—	$25,000
Net Loss	—	—	—	(1,300)	(1,300)
Balance at July 25, 2005	2,125,000	$213	$24,787	$(1,300)	$23,700

The accompanying notes are an integral part of these financial statements.

Paramount Acquisition Corp.
(a development stage enterprise)

Statement of Cash Flows

For the period June 1, 2005 (inception) to July 25, 2005

Cash flow from operating activities
Net loss	$(1,300)
Increase in accrued expenses	1,300
Net cash used in operating activities	—
Cash flows from financing activities
Proceeds from note payable, stockholder	100,000
Proceeds from sale of shares of common stock	25,000
Payments of deferred offering costs	(42,500)
Net cash provided by financing activities	82,500
Net increase in cash and cash at end of period	$82,500

The accompanying notes are an integral part of these financial statements.

Paramount Acquisition Corp.
(a development stage enterprise)

Notes to Financial Statements

1. Organization, Business Operations and Significant Accounting Policies	Paramount Acquisition Corp. (the "Company") was incorporated in Delaware on June 1, 2005 as a blank check company whose objective is to acquire an operating business.

At July 25, 2005, the Company had not yet commenced any operations. All activity through July 25, 2005 relates to the Company's formation and the proposed public offering described below.

The Company has selected December 31 as its fiscal year-end. The Company's ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of up to 8,500,000 units ("Units") which is discussed in Note 2 ("Proposed Offering"). The Company's management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with an operating business in the healthcare industry ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that at least $5.30 per Unit sold in the Proposed Offering will be held in a trust account ("Trust Account") and invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company's Chairman of the Board has agreed that he will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, there can be no assurance that he will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general

Notes to Financial Statements

and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Proposed Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Proposed Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 2,125,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

The Company's Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is

Notes to Financial Statements

established when necessary to reduce deferred tax assets to the amount expected to be realized.

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. Proposed Public Offering	The Proposed Offering calls for the Company to offer for public sale up to 8,500,000 Units at a proposed offering price of $6.00 per Unit (plus up to an additional 1,275,000 units solely to cover over-allotments, if any). Each Unit consists of one share of the Company's common stock and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing upon the later of the completion of a Business Combination and one year from the effective date of the Proposed Offering, and expiring four years from the effective date of the Proposed Offering. The Company may redeem the Warrants, upon prior consent of EarlyBirdCapital, Inc., the representative of the underwriters in the Proposed Offering ("Representative"), at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company will pay the underwriters in the Proposed Offering an underwriting discount of 7% of the gross proceeds of the Proposed Offering and a non-accountable expense allowance of 1% of the gross proceeds of the Proposed Offering. The Company will also issue a unit purchase option, for $100, only upon consummation of the Proposed Offering to the Representative to purchase 425,000 Units at an exercise price of $7.50 per Unit. The Company intends to account for the fair value of the unit purchase option, inclusive of the receipt of the

Notes to Financial Statements

$100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders' equity. The Company estimates that the fair value of this unit purchase option is approximately $1,050,000 ($2.47 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the Representative is estimated as of the date of grant using the following assumptions: (1) expected volatility of 48.85%, (2) risk-free interest rate of 4.33% and (3) expected life of 5 years. The unit purchase option may be exercised for cash or on a "cashless" basis, at the holder's option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any cash. The Warrants underlying such Units will be exercisable at $6.25 per share.

3. Deferred Offering Costs	Deferred offering costs consist principally of legal and underwriting fees incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to stockholders' equity upon the receipt of the capital raised.

4. Note Payable, Stockholder	The Company issued a $100,000 unsecured promissory note to one of the Company's Initial Stockholders on July 25, 2005. The note is non-interest bearing and is payable on the earlier of December 1, 2006 or the consummation of the Proposed Offering.

5. Commitment	The Company presently occupies office space provided by an affiliate of the Company's executive officers. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Proposed Offering.

Pursuant to letter agreements dated July 25, 2005 with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company's liquidation.

The Company's directors have agreed with the Representative that, after consummation of the Proposed Offering and within the first three month period after separate trading of the Warrants has commenced, they or certain of their affiliates or designees will collectively purchase up to $1.75

Notes to Financial Statements

million of Warrants in the public marketplace at prices not to exceed $0.70 per Warrant.

The Initial Stockholders will be entitled to registration rights with respect to their founding shares pursuant to an agreement to be signed prior to or on the effective date of the Proposed Offering. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Proposed Offering. In addition, the Initial Stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Proposed Offering.

The Company has also agreed to pay the fees and issue the securities to the underwriters in the Proposed Offering as described in Note 2 above.

6. Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Until November 30, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$51,000,000

PARAMOUNT ACQUISITION CORP.

8,500,000 Units

PROSPECTUS

EARLYBIRDCAPITAL, INC.

October 21, 2005